UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 1, 2018

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices)

(Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2018, Caesars Entertainment Corporation (the “Company”) announced that Mark P. Frissora, President and Chief Executive Officer, will leave the Company. Mr. Frissora, who led a successful operational and financial transformation and established a platform for future growth, will continue in his current role until February 8, 2019, to support a seamless transition.

On November 1, 2018, Mr. Frissora and the Company entered into a Separation Agreement (the “Agreement”) which, together with his Employment Agreement dated as of February 5, 2015 (as amended, the “Employment Agreement”), govern the terms of his departure from the Company. Under the terms of the Agreement, Mr. Frissora shall resign from the Company’s Board of Directors and as an officer of the Company and its subsidiaries on February 8, 2019 (the “Termination Date”) and such termination will be treated as a termination of Mr. Frissora’s employment without cause for all purposes; provided, that such separation from service may occur earlier upon Mr. Frissora’s death, a termination due to his disability, mutual agreement of the Company and Mr. Frissora, Mr. Frissora’s voluntary resignation (for or without good reason) or a termination by the Company for cause (in any case, an “Early Termination”).

During the period ending on the Termination Date, Mr. Frissora shall continue to be employed as the President and Chief Executive Officer of the Company and will continue to receive his current base salary and other benefits currently provided to him. In addition, Mr. Frissora will be entitled to receive a bonus for 2018 determined by the Company based on the achievement of applicable performance goals, subject to his continued employment through the earlier of the Termination Date and the date of payment. His equity awards will continue to vest per their terms through the Termination Date.

Mr. Frissora acknowledged and agreed to comply with the covenants of non-solicitation, non-competition, non-disparagement, confidentiality and cooperation set forth in his Employment Agreement. He further agreed to consult with the Board of Directors and any designated delegate on any matters requested by the Board for a six month period (the “Consulting Period”) following the Termination Date. During the Consulting Period the Company shall pay Mr. Frissora $83,333 per month; provided, that either party may terminate the Consulting Period upon 30 days’ notice.

Under the Agreement, Mr. Frissora will receive the following promptly after the Termination Date: (i) accrued and unpaid salary for periods worked; (ii) reimbursement for unreimbursed expenses; and (iii) all benefits accrued and vested as of the Termination Date. In addition, subject to Mr. Frissora signing a release and waiver of claims, the Company will pay or provide Mr. Frissora the following separation payments and benefits: (v) cash severance of $8 million, payable over twenty-four months; (w) a prorated bonus for 2019; (x) a subsidy for continued health, disability and life insurance coverage; (y) vesting of all unvested equity and cash awards under the Company’s long-term incentive plans (with vesting of performance-based restricted stock units and options remaining subject to achievement of applicable targets and options generally exercisable for two years after vesting); and (z) $75,000 for legal fees.

Other than the consulting arrangement and the reimbursement of legal fees, Mr. Frissora is receiving the same severance benefits under the Agreement that he was entitled to receive under the Existing Agreement in the event of a termination without cause or non-renewal by the Company. The Company expects to record charges of up to $30 million in the fourth quarter related to this matter (based upon the Company’s current share price).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: November 1, 2018	By:	/s/ RENEE E. BECKER
	Name:	Renee E. Becker
	Title:	Vice President and Chief Counsel – Corporate and Securities, Assistant Secretary